AZZ Inc. Reports Financial Results for the Third
Quarter of Fiscal Year 2016

Third Quarter Fiscal 2016 EPS of $0.91, up 18.2% compared to $0.77 in Fiscal 2015

Third Quarter Revenues of $242.4 million, up $17.6 million or 7.8% over Fiscal 2015

Third Quarter Operating Margin reported at 15.0% compared to 14.6% in Fiscal 2015

AZZ Narrows Previously Announced Fiscal Year 2016 Earnings and Revenue Guidance of EPS to $2.90 - $3.10 and Sales of $890 - $915 million

January 8, 2016 - FORT WORTH, TX - AZZ Inc. (NYSE:AZZ), a global provider of galvanizing services, welding solutions, specialty electrical equipment and highly engineered services to the power generation, transmission, distribution and industrial markets today announced financial results for the three month and nine month periods ended November 30, 2015.

Management Discussion

Tom Ferguson, president and chief executive officer of AZZ Inc., commented “Financial results for the third quarter were solid, as we achieved double-digit net income and EPS growth. The strategic investment in our Energy Segment to improve our sales team and our technology to provide our customers innovative solutions continues to gain traction and drive profitability. Our WSI specialty welding business continues to penetrate and gain market share in the global markets that we serve. Quoting activity for the quarter was strong, and the current backlog in our Energy Segment remains solid.”

Mr. Ferguson continued “In the Galvanizing Service Segment, the market continued to present some challenges in the Gulf Coast region from lower oil prices, but we are gaining strength in other sectors to partially compensate, including bridge and highway and electric utilities. Internally, we continue to integrate the recently acquired U.S. Galvanizing operations, and are on track to meet our operational performance expectations for the acquired plants. During the third quarter we continued to improve processes and invested in various maintenance items and production equipment for a successful integration. We have completed the construction of our newest hot-dip galvanizing plant in Reno, Nevada and as of this week are fully operational.”

Mr. Ferguson concluded, “I continue to believe that fiscal 2016 will finish well and we are narrowing our guidance for fiscal 2016 EPS to the range of $2.90 to $3.10 per diluted share and revenues in the range of $890 million to $915 million, compared to our previously issued guidance of EPS in the range of $2.85 to $3.30 per diluted share and revenues in the range of $900 million to $940 million. We remain confident in our global opportunities and look forward to a solid fiscal 2016 and beyond.”

Third Quarter Results

Revenues for the third quarter of fiscal 2016 were $242.4 million compared to $224.8 million for the same quarter last year, an increase of 7.8%. Net income for the third quarter increased 17.9% to $23.5 million, or $0.91 per diluted share, compared to net income of $20.0 million, or $0.77 per diluted share, for the third fiscal quarter of last year.

Earnings for the third quarter of fiscal 2016 reflected a gross margin of 25.8% compared to 27.0% in the third quarter of fiscal 2015. This decrease is attributable to the acquisition of U.S. Galvanizing during the second quarter of fiscal 2016.

SG&A expense as a percentage of sales was 10.7%, a decrease from 12.4% in the prior fiscal year as a result of our continued entity wide focus on operating efficiencies and prior year realignment efforts. As a result, operating margins improved to 15.0% compared to 14.6% in the third quarter of fiscal 2015.

Additionally the effective tax rate was reduced to 28.0% in the current quarter compared to 30.4% in the third quarter of the prior year primarily as a result of capturing certain state tax benefits.

Incoming orders for the third quarter of fiscal 2016 were $228.7 million while shipments for the third quarter totaled $242.4 million, resulting in a book to ship ratio of 94%. In the third quarter of last year incoming orders were $196.1 million, resulting in a book to ship ratio of 87%. Our backlog at the end of the third quarter of fiscal 2016 was $324.4 million, an increase of 8.0% compared to backlog at the end of the prior year third quarter of $300.3 million. Approximately 33% of the backlog is scheduled to be delivered outside the U.S.

Energy Segment

Revenues for the Energy Segment for the third quarter of fiscal 2016 were $136.0 million as compared to $130.1 million for the same quarter last year, increasing 4.6%. Operating income for the Energy Segment increased by $2.4 million or 14.3% to $18.8 million compared $16.5 million in the same period last year. Operating margins for the third quarter were 13.9% as compared to 12.7% in the prior year period.

Galvanizing Services Segment

Revenues for the Galvanizing Services Segment for the third quarter were $106.4 million, compared to the $94.8 million in the same period last year, an increase of 12.3% primarily due to the positive impact of the acquisition of U.S. Galvanizing during the second quarter of fiscal 2016. Operating income increased 4.8% to $24.3 million as compared to $23.2 million in the third quarter of fiscal 2015. Operating margins for the third quarter were 22.8%, compared to 24.4% in the same period last year.

Conference Call

AZZ Inc. will conduct a conference call to review the financial results for the third quarter of fiscal year 2016 at 11:00 a.m. ET on Friday, January 8, 2016. Interested parties can access the conference call by dialing (844) 855-9499 or (412) 317-5497 (international). The call will be webcast via the Internet at http://www.azz.com/investor-relations. A replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088 (international), confirmation #10077749, or for 30 days at http://www.azz.com/investor-relations.

About AZZ Inc.

AZZ Inc. is a global provider of galvanizing services, welding solutions, specialty electrical equipment and highly engineered services to the markets of power generation, transmission, distribution and industrial in protecting metal and electrical systems used to build and enhance the world’s infrastructure. AZZ Galvanizing is a leading provider of metal finishing solutions for corrosion protection, including hot dip galvanizing to the North American steel fabrication industry. AZZ Energy is dedicated to delivering safe and reliable transmission of power from generation sources to end customers, and automated weld overlay solutions for corrosion and erosion mitigation to critical infrastructure in the energy markets worldwide.

Safe Harbor Statement

Certain statements herein about our expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as, “may,” “should,” “expects,“ “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. This release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, changes in customer demand and response to products and services offered by AZZ, including demand by the power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material cost, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the political stability and economic conditions of the various markets that AZZ serves, foreign and domestic, customer requested delays of shipments, acquisition opportunities, currency exchange rates, adequacy of financing, and availability of experienced management and employees to implement AZZ’s growth strategy. AZZ has provided additional information regarding risks associated with the business in AZZ’s Annual Report on Form 10-K for the fiscal year ended February 28, 2015 and other filings with the SEC, available for viewing on AZZ’s website at www.azz.com and on the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date hereof and AZZ assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:	Paul Fehlman, Senior Vice President - Finance and CFO
AZZ incorporated 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame or Robert Blum
Internet: www.lythampartners.com

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AZZ Inc.
Condensed Consolidated Statement of Income
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	November 30, 2015	November 30, 2014	November 30, 2015	November 30, 2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net Sales	$242,447	$224,833	$685,581	$634,376
Costs of Sales	179,999	164,058	510,324	476,112
Gross Margin	62,448	60,775	175,257	158,264

Selling, General and Administrative	26,040	27,847	79,545	74,532
Operating Income	36,408	32,928	95,712	83,732

Interest Expense	3,743	4,099	11,612	12,531
Net Gain on Sales or Insurance Settlement of Property, Plant and Equipment	(16)	(1,171)	(465)	(1,195)
Other (Income) expense, net	(27)	1,322	828	1,309
Income before income taxes	32,708	28,678	83,737	71,087
Income Tax Expense	9,161	8,713	23,023	22,428
Net Income	$23,547	$19,965	$60,714	$48,659
Net Income Per Share
Basic	$0.91	$0.78	$2.35	$1.90
Diluted	$0.91	$0.77	$2.34	$1.89
Diluted average shares outstanding	25,977	25,794	25,920	25,764

Segment Reporting
(in thousands)

	Three Months Ended		Nine Months Ended
	November 30, 2015	November 30, 2014	November 30, 2015	November 30, 2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net Sales:
Energy	$136,007	$130,052	$383,787	$361,133
Galvanizing Services	106,440	94,781	301,794	273,243
	$242,447	$224,833	$685,581	$634,376

Segment Operating Income (Loss) :
Energy	$18,846	$16,482	$45,807	$28,898
Galvanizing Services	24,264	23,156	71,689	68,225
Corporate	(6,702)	(6,710)	(21,784)	(13,391)
Total Segment Operating Income	$36,408	$32,928	$95,712	$83,732

Condensed Consolidated Balance Sheet
(in thousands)

	November 30, 2015	February 28, 2015
	(unaudited)

Assets:
Current Assets	$320,285	$298,634
Net Property, Plant and Equipment	225,428	196,583
Other Assets, Net	445,239	441,697
Total Assets	$990,952	$936,914

Liabilities and Shareholders’ Equity:
Current Liabilities	$176,110	$149,142
Long Term Debt Due After One Year	299,134	315,982
Other Liabilities	47,138	51,738
Shareholders’ Equity	468,570	420,052
Total Liabilities and Shareholders’ Equity	$990,952	$936,914

Condensed Consolidated Statements of Cash Flows
(in thousands)

	Nine Months Ended
	November 30, 2015	November 30, 2014
	(unaudited)	(unaudited)

Net cash provided by operating activities	$104,158	$82,928
Net cash used in investing activities	(80,868)	(29,038)
Net cash used in financing activities	(27,101)	(37,820)
Effect of exchange rate changes on cash	(1,118)	316
Net increase (decrease) in cash and cash equivalents	$(4,929)	$16,386
Cash and cash equivalents at beginning of period	22,527	27,565
Cash and cash equivalents at end of period	$17,598	$43,951

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